Contacts: Tracy Staniland	Peter Cauley	Stephen Greene
Director of Marketing	Chief Financial Officer	Brodeur Worldwide
DataMirror Corporation	DataMirror Corporation	617-587-2872
905-415-0310 ext. 274	905-415-0310 ext. 271	sgreene@brodeur.com
tstaniland@datamirror.com	pcauley@datamirror.com

DataMirror Agrees to Purchase PointBase

TORONTO, CANADA -November 26, 2003 - DataMirror (Nasdaq: DMCX; TSX: DMC), a leading provider of live, on demand data integration and  protection solutions, today announced that it has entered into an agreement and plan of merger (the “Agreement”) to acquire one hundred percent control of PointBase, Inc.  The transaction, which is conditional upon certain closing conditions, is expected to close in the next 30 days.

PointBase is a leading provider of nano footprint, java based relational database and synchronization solutions designed to lead the industry’s move toward software that delivers on the promise of platform independence.  PointBase’s proven trio of offerings -- PointBase Embedded, PointBase Micro and PointBase UniSync -- provide effective Java-based data storage, enterprise mobility and data synchronization with corporate databases.

PointBase technology is currently being used by leading software providers and companies including BEA, Checkmate International, Extensity, Leadscope, Macromedia, Raytheon and Sun Microsystems.  With the implementation of PointBase technology, these companies have gained numerous business benefits including  application mobility, reduced total cost of ownership, increased developer productivity, accelerated product release, increased customer satisfaction, and greater customer ROI.

Terms of the Transaction

Under the terms of the Agreement, a wholly-owned DataMirror subsidiary will merge with PointBase in a cash transaction.   DataMirror will pay approximately $3.5 million at closing, and certain additional amounts may become payable contingent on future revenue or proceeds that may be received in connection with the acquired business. DataMirror will account for the acquisition under the purchase method.  Beyond enhancing service for the existing important PointBase customers, DataMirror will be focusing the PointBase technology to expand its existing wireless data capture solutions for bar-code and RFID applications and also on new data synchronization solutions for the handheld marketplace.  The transaction has been approved by the board of directors of both companies. Subject to satisfaction of a number of closing conditions, the transaction is expected to close in December 2003.

DataMirror will hold a webcast and conference call to discuss the acquisition at 5:00 p.m. EST today, November 26, 2003. The conference call can be accessed via audio web cast by visiting www.datamirror.com. Participants in the conference call are asked to call 1-800-500-0311 at approximately 4:55 p.m. EST on November 26th using reservation number 289759. Participants may also view an on-line presentation during the call by visiting datamirror.webex.com/webex and clicking on the meeting "DataMirror Announces Acquisition of PointBase" hosted by Peter Cauley, CFO and Nigel Stokes, CEO, DataMirror. A replay of the conference call will be available until December 1, 2003 by dialing 1-888-203-1112 using reservation number 289759 or visiting www.datamirror.com/investors/.

About DataMirror

DataMirror (Nasdaq: DMCX; TSX: DMC), a leading provider of live data integration and protection solutions , gives companies the power to manage, monitor and protect their corporate data in real-time. DataMirror’s comprehensive family of LiveBusiness™ solutions enables customers to easily and cost-effectively capture, transform and flow data throughout the enterprise. DataMirror unlocks the experience of now™ by providing the instant data access, integration and availability companies require today across all computers in their business.

1,750 companies have gone live with DataMirror software including Debenhams, GMAC Commercial Mortgage, the London Stock Exchange, OshKosh B’Gosh, Priority Health, Tiffany & Co., and Union Pacific Railroad. DataMirror is headquartered in Toronto, Canada, and has offices around the globe. For more information, visit www.datamirror.com.

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"Safe Harbour" Statement under the United States Private Securities Litigation Reform Act of 1995:

Forward-looking statements in this press release, including statements regarding DataMirror Corporation's business which are not historical facts, are made pursuant to the "safe harbour" provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements of plans, objectives, strategies and expectations. The words "anticipate", "believe", "estimate" and "expect" and similar expressions are intended to identify forward-looking statements. Numerous important factors affect DataMirror's operating results and could cause DataMirror's actual results to differ materially from the results indicated by this press release or by any forward-looking statements made by, or on behalf of, DataMirror, and there can be no assurance that future results will meet expectations, estimates or projections. These factors include, but are not limited to, the following: the difficulty of developing, marketing and selling new products successfully; variability of quarterly operating results; dependence upon on the continued growth and success of DataMirror's software products; competition; rapid technological change and new product introductions; dependence upon continued growth in the database and enterprise data integration markets; dependence upon relationships with complementary vendors and distribution channels; the ability to recruit and retain key personnel; risks of international operations, including currency exchange rate fluctuations and global economic conditions; possible software errors or defects; possible infringement claims by third parties; and other factors discussed in the Company's Annual Information Form and other periodic filings with the United States Securities and Exchange Commission and other regulatory authorities. Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward-looking statements prove incorrect, actual results may vary materially from those indicated in any forward-looking statements. The Company disclaims and does not assume any obligation to update these forward-looking statements.

Copyright 2003 DataMirror Corporation. All rights reserved. DataMirror, LiveBusiness and The experience of now are trademarks or registered trademarks of DataMirror Corporation. All other brand or product names are trademarks or registered trademarks of their respective companies.